Mail Stop 4561
February 17, 2006

Mr. F.R. Saunders, Jr.
President and Chief Executive Officer
First Reliance Bancshares, Inc.
2170 W. Palmetto Street
Florence, South Carolina 29501

Re:	First Reliance Bancshares, Inc.
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
	Form 10-QSB for the Quarter Ending September 30, 2005
	File Number: 000-49757

Dear Mr. Saunders:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief